EXHIBIT (a)(1)(E)

Offer to Purchase for Cash

All Outstanding Shares of Common Stock

of

Boise Inc.

at

$12.55 Net Per Share In Cash

by

Bee Acquisition Corporation

a wholly-owned subsidiary of

Packaging Corporation of America

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, EASTERN TIME,

ON OCTOBER 24, 2013, UNLESS THE OFFER IS EXTENDED.

September 26, 2013

To Our Clients:

Enclosed for your consideration is an offer to purchase, dated September 26, 2013 (as it may be amended or supplemented from time to time, the “Offer to Purchase”), and the related letter of transmittal (as it may be amended or supplemented from time to time, the “Letter of Transmittal,” and together with the Offer to Purchase, the “Offer”), relating to an offer by Bee Acquisition Corporation, a Delaware corporation (“Purchaser”) and a wholly-owned subsidiary of Packaging Corporation of America, a Delaware corporation (“Parent”), to purchase all of the outstanding shares of common stock, par value $0.0001 per share (the “Shares”), of Boise Inc., a Delaware corporation (“Boise”), at a price of $12.55 per Share, net to the holder thereof in cash, without interest thereon and subject to any withholding of taxes required by applicable law, upon the terms and subject to the conditions set forth in the Offer to Purchase and the Letter of Transmittal enclosed herewith. Holders of Shares whose certificates representing such Shares (“Certificates”) are not immediately available or who cannot deliver their Certificates and all other required documents to the Depositary (as defined in the Offer to Purchase) prior to the expiration of the Offer, or who cannot complete the procedure for book-entry transfer prior to the expiration of the Offer, must tender their Shares according to the guaranteed delivery procedures set forth in Section 3—“Procedures for Accepting the Offer and Tendering Shares” of the Offer to Purchase.

We are the holder of record of Shares held by us for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.

We request instructions as to whether you wish to have us tender on your behalf any or all of such Shares held by us for your account, pursuant to the terms and subject to the conditions set forth in the Offer to Purchase.

Your attention is directed to the following:

1.	The Offer price is $12.55 per Share, net to the holder thereof in cash, without interest and less any required withholding of taxes.

2.	The Offer is made for all issued and outstanding Shares.

3.

The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of September 16, 2013 (as it may be amended or supplemented from time to time, the “Merger Agreement”), by and among Parent, Purchaser and Boise. The Merger Agreement provides, among other things, for the making of the Offer by Purchaser, and further provides that, following the completion of the Offer, upon the terms and subject to the conditions of the Merger Agreement, and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), Purchaser will merge with and into Boise (the “Merger”), with Boise continuing as the surviving corporation and a wholly owned subsidiary of Parent.

4.	The Boise board of directors (a) has unanimously determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are advisable, fair to and in the best interests of Boise and its stockholders, (b) has unanimously adopted and approved the Merger Agreement and the transactions contemplated thereby, including that the Merger will be governed by Section 251(h) of the DGCL and that the Merger will be consummated as soon as practicable following the consummation of the Offer, and (c) recommends that the holders of Shares of Boise accept the Offer and tender their Shares to Purchaser in the Offer.

5.	The Offer and withdrawal rights will expire at 12:00 midnight, Eastern Time, on October 24, 2013, unless the Offer is extended.

6.	Tendering stockholders will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 to the Letter of Transmittal, stock transfer taxes on the purchase of Shares pursuant to the Offer.

7.	The Offer is conditioned upon, among other things, there being validly tendered and not properly withdrawn prior to the expiration of the Offer that number of Shares (without regard to Shares tendered pursuant to guaranteed delivery procedures that have not yet been delivered in settlement or satisfaction of such guarantee) which, together with the number of Shares, if any, then owned, directly or indirectly, by Parent or Purchaser or their respective subsidiaries, represents a majority of all the outstanding Shares on a fully diluted basis (after giving effect to the cancellation of outstanding stock options, restricted stock units and performance unit awards issued under the Boise Inc. Incentive and Performance Plan). The foregoing condition is referred to as the “Minimum Condition.” The Minimum Condition may not be amended or waived without the prior written approval of Boise. The Offer is also subject to other conditions, including any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, having expired or been terminated prior to the expiration of the Offer. See Section 15—“Conditions of the Offer” in the Offer to Purchase, which sets forth the conditions of the Offer. There is no financing condition to the Offer.

The Offer is being made solely by the Offer to Purchase and the related Letter of Transmittal and any amendments or supplements thereto. Purchaser is not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If Purchaser becomes aware of any valid state statute prohibiting the making of the Offer, Purchaser will make a good faith effort to comply with that state statute. If, after a good faith effort, Purchaser cannot comply with the state statute, the Offer will not be made to, nor will Purchaser accept tenders from or on behalf of, Boise stockholders in that state. Except as set forth above, the Offer is being made to all holders of Shares. In any jurisdiction where the securities, “blue sky” or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Purchaser by Merrill Lynch, Pierce, Fenner & Smith Incorporated, the Dealer Manager, or one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

If you wish to have us tender any or all of the Shares held by us for your account, please instruct us by completing, executing and returning to us the instruction form contained in this letter. If you authorize a tender of your Shares, all such Shares will be tendered unless otherwise specified in such instruction form. Your instructions should be forwarded to us in ample time to permit us to submit a tender on your behalf prior to the expiration of the Offer.

Instructions with Respect to the

Offer to Purchase for Cash

All Outstanding Shares of Common Stock

of

Boise Inc.

by

Bee Acquisition Corporation

a wholly-owned subsidiary

of

Packaging Corporation of America

at

$12.55 Net Per Share In Cash

The undersigned acknowledge(s) receipt of your letter enclosing the offer to purchase, dated September 26, 2013 (as it may be amended or supplemented, the “Offer to Purchase”), and the related letter of transmittal (as it may be amended or supplemented, the “Letter of Transmittal”), pursuant to an offer by Bee Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Packaging Corporation of America, a Delaware corporation, to purchase all of the outstanding shares of common stock, par value $0.0001 per share (the “Shares”), of Boise Inc., a Delaware corporation, at a price of $12.55 per Share, net to the holder thereof in cash, without interest thereon and subject to any withholding of taxes required by applicable law, upon the terms and subject to the conditions set forth in the Offer to Purchase and the Letter of Transmittal.

This will instruct you to tender the number of Shares indicated below (or, if no number is indicated below, all Shares) which are held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer to Purchase and the Letter of Transmittal furnished to the undersigned.

Account Number:

Number of Shares to be Tendered*:

The method of delivery of this document is at the election and risk of the tendering stockholder. If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

Dated:                     , 2013

SIGN HERE

Signature(s)

Print Name(s)

Address(es)

(Area Code) Telephone No.

Taxpayer Identification or Social Security Number(s)

*	Unless otherwise indicated, it will be assumed that all of your Shares held by us for your account are to be tendered.